Exhibit (p)(2)

X.A. -Appendix A: CODE OF ETHICS
Introduction
Adaptive Investments (“Adaptive” or the “Adviser”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”).  This Code sets forth the general fiduciary principles and standards of business conduct to which all of Adaptive’s Covered Persons are subject.  This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.
About Adviser
Adaptive is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act.  Adviser acts as investment adviser to investment companies registered under the Investment Company Act of 1940 (the “Company Act”).  A current list of registered investment companies for which Adviser serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A-2.
Who is Covered by the Code
This Code applies to all employees, officers and partners of Adaptive or other persons (hereinafter “Covered Persons”) as determined by the Adviser’s Chief Compliance Officer (“CCO”) and defined in the definition summary.  It is the responsibility of each Covered Person to immediately report to the Firm’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  Adaptive will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.
Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports.  Copies of these forms are attached to this Code.
All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report (Appendix A-4) and renew that acknowledgment on a yearly basis or through the online tool MyCompliance Office (“MCO”).
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.
General Fiduciary Principles
Acting as a Fiduciary
It is the Firm’s policy to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing.  The Firm recognizes that it has a fiduciary duty to its clients.  Acting as a fiduciary requires that Adaptive, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients.  Adaptive and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

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All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	The Firm must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	The Firm must ensure that its investment decisions are consistent with its clients’ investment objectives, policies and any disclosures made to clients;

•	All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Covered Persons must be loyal to the clients and place the interests of the clients above their own.

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The Firm treats violations of this Code very seriously.  If you violate this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

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Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.  Do not guess at the answer.
Compliance with the Federal Securities Laws
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:
•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules thereunder;

•	the Investment Company Act of 1940 and the SEC rules thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.
Conflicts of Interest
Personal Conflicts
All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of the Firm or its clients.  A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Firm or any of its clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.
In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Firm or any of its clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.
Conflict of Interest between the Firm and a Client
In certain instances, Adaptive’s relationship with a client may require the Firm to place the client’s interest above its own interests.  If a Covered Person becomes aware of a situation where Adaptive’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:
•	That the Firm was serving its own interests or one client’s interests at the expense of another; or

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That business with clients or the Firm was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform the CCO immediately.
Outside Business Activities
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO. Approval must be obtained through the CCO, and will ordinarily require consideration by the Firm’s Senior Management. The CCO can deny approval for any reason.  Covered Persons are required to report any new outside business activities in which they engaged on a quarterly basis to the CCO on the Quarterly Transaction Report (Appendix A-5 of the Firm’s Code of Ethics).
Covered Persons of the Firm shall not be permitted to serve as a director or member of an advisory board to any company or issuer of a security that is held funds advised or sub-advised by the Firm.
Preferential Treatment
Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.
Borrowing
Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with the Firm.
Gifts and Gratuities
No Covered Person may give or receive on their own behalf or on behalf of the Adviser any gift or other accommodation which has a value in excess of $100 from any vendor, public company, securities salesman, client or prospective client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.  Any gifts or accommodations in excess of $100 amount must be submitted to the CCO for prior approval.  The CCO will maintain documentation of all such requests and resulting approvals or denials. All gifts given or received must be reported on a quarterly basis regardless of amount.
No Covered Person may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  This Gifts Policy is not intended to prohibit normal business entertainment.
Covered Persons will be required to report, on a quarterly basis, all business-related gifts given or received, regardless of dollar value, to the CCO on the Quarterly Transaction Report (Appendix A-5 to the Firm’s Code of Ethics).

Entertainment and Meals
Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and should also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.
Covered Persons will be required to report, on a quarterly basis, any business-related entertainment given or received with a value in excess of $100 per each person attending the event to the CCO on the Quarterly Transaction Report (Appendix A-5 to the Firm’s Code of Ethics).
Prohibition on Accepting Business-Related Accommodations from Brokers
Entertainment and gifts paid for by brokers to Adaptive who either execute or seek to execute securities transactions on behalf of the Firm’s Fund clients at times may be deemed to be “compensation,” which is prohibited under Section 17(e)(1). Adaptive and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Fund client or a broker the Firm is considering doing business with on behalf of Fund clients.
Any Covered Person who becomes aware that they may be in a position to receive entertainment and gifts from a broker must report such receipt immediately to the CCO. The CCO must determine if the receipt of such entertainment and gifts is a violation of Section 17(e)(1). If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1). The CCO can also consult with the Firm’s counsel to assist in making the determination of a nexus between the receipt of entertainment or gift(s) and the use of the broker executing securities transactions on behalf of Adaptive’s Fund clients giving such entertainment or gift(s).
Standards of Business Conduct
General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards.  Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Firm and its reputation.
Communications with Clients
All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Adaptive’s policies and procedures regarding Advertising and Performance Reporting.  Exaggerated, unwarranted or misleading statements or claims are prohibited.
Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about the Firm, its present and prospective clients, and Reportable Fund agents.  It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of the Firm.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of the Firm.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information
Clients and investors in the Firm have the right to expect Adaptive and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with the Firm’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.
Company Information
Confidential information about the Firm that is obtained by a Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of the Firm.
Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to the Firm upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.
Corporate Assets
All information, products and services connected to or generated by Adaptive as a business are considered corporate assets to which the Firm has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Firm’s property both during employment and after the Covered Person leaves the firm.  Accordingly, all Covered Persons are expected to protect the Firm’s ownership or property including all information, products, and services and to return all information to the Firm at the termination of employment.
Further, Covered Persons are prohibited from misusing the Firm’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm.  Before beginning employment with the Firm, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with Senior Management.
Bribery
Under federal law, it is illegal for Adaptive or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:
•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•	a political party or official thereof, or a candidate for political office; or

•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

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Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Firm, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions / Pay-to-Play

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.  In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons.  The new rule has three key elements:

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It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

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It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser.  It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

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It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm
The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.
Political contributions or gifts from the Firm, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to Adaptive may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or a Adaptive’s solicitor has contributed to certain political organizations, candidates or state officials for office.
To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:
Pre-Approval of Contributions in Excess of $150.00 – When making contributions personally or on behalf of the Firm, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Firm. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.
Quarterly Reporting - All Covered Persons will be requested to include on their Quarterly Transaction Report (attached as Appendix A-5 of the Firm’s Code of Ethics) their political contributions during the quarter (including those under the $150 preclearance level).  These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.
State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.
Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Firm. Covered Persons may not conduct political activities during working hours or use Adaptive’s facilities for political campaign purposes. No Contribution on Behalf of the Firm – Covered Persons may not make political contributions on behalf of the Firm to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.

Relations with Regulators
It is the Firm’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations.  The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.
Restrictions on Personal Trading Activity
General Policy
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a client:
•	employ any device, scheme or artifice to defraud the clients;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the clients; or

•	engage in any manipulative practice with respect to the Firm’s clients.

Prohibition Against Insider Trading

As further detailed within Adaptive’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:
•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to the Firm’s Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Pre-clearance of Investments in IPOs or Limited Offerings / Private Placements
Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Firm’s CCO.  In order to obtain pre-clearance, the Access Person must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix A-3 or through MCO. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists between the Firm and its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.  Adaptive’s CCO shall be responsible for providing pre-clearance approvals for any requested investments in IPOs or private placements made by the CCO.
Pre-clearance for Personal Investments in Mutual Funds Advised by the Firm
Access Persons may not buy or sell shares of mutual funds advised by the Firm for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, written approval for that transaction from the CCO. The Access Person must complete and submit to the CCO a PTR, which is included as Appendix A-3 or through MCO. The Access Person may not complete the requested transaction until written approval as been received from the CCO.  Adaptive’s CCO shall be responsible for providing pre-clearance approvals for any requested investments in any mutual funds advised or sub-advised by the Firm made by the CCO.
BLACKOUT PERIOD
The price paid or received by any Client for any investment should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:
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No Access Person shall enter an order for the purchase or sale of a Security held or to be Acquired by a Client on the day during which a Client has a pending buy or sell order in that same security until after the Client’s order is executed or withdrawn; and

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No Access Person may not buy or sell a Security Held or to be Acquired by a Client within 1 business day before or after a Client trades in the same Covered Security, unless the CCO determines that it is clear that, in view of the nature of the investment and the market for such investment, the order will not affect the price paid or received by the Client.

Restrictions on Personal Securities Transactions by Access Persons.
Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.
Prohibition on Short Sales and Similar Transactions
Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any client.
Reporting Requirements & Procedures
In order to provide the Firm with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial and Annual Holdings Reports:
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4 or through the online tool MyCompliance Office (“MCO”).   Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted prior to the deadline imposed by the CCO and must be current as of a date no more than 30 days prior to the date the report is submitted.
Quarterly Transaction Report:
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5, or through MCO, to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.
Administration of the Code
The CCO or designee shall be responsible for the administration of the Firm’s Code of Ethics.
Miscellaneous
Confidentiality
The Firm will endeavor to maintain the confidentiality of all reports and information submitted by its Access Persons pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.
The “should have known” standard
For purposes of this Code, the “should have known” standard does not:
•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a client’s investment strategies; or

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Appendix A-1.  Definitions
The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.
Access Person means: (i) every Director or officer of the Firm, (ii) every Covered Person of the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any client, or has access to nonpublic information about the portfolio holdings of any client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not a Covered Person of the Firm, such as consultants) who is subject to the Firm’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any client, or has access to nonpublic information about the portfolio holdings of any client.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.
Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.  Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:
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a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

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a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person has investment control or discretion;

•	a trust or other arrangement that names an Access Person as a beneficiary; and

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a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of the Firm.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the Firm shall be presumed to control the Firm.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.
Covered Person includes all employees, officers and partners of the Firm or other persons as determined by the CCO.  Covered Persons generally consist of those who have access to the shared drives containing business, trading, and operations information.  Also referred to as Access Persons.
Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.
High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).
IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
Investment Personnel means (i) any Covered Person of the Firm (or of any company in a control relationship to the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a client, (ii) any natural person who controls Adviser and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a client.
Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).
Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.  The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.
Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm.  A Reportable Fund includes registered investment companies that are sub-advised by the Firm.
Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
Crypto Currency - Regardless of whether holdings in or ownership of a digital or Crypto currency (i.e. Bitcoin) is classified as a “Security” or otherwise, for purposes of this Code of Ethics and the procedures established herein relating to Access Persons’ personal securities transactions, any holdings in digital assets and/or derivatives instruments relating thereto are considered “Covered Securities” and “Securities” for purposes of this Code of Ethics.

APPENDIX A-2. Reportable Funds
Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
Adaptive Hedged Multi-Asset Income ETF	ETF	AMAX	10/2/09
Adaptive Quality Growth ETF	ETF	AQGX	10/17/13
Adaptive Alpha Opportunities ETF	ETF	AGOX	9/20/12
Adaptive High Income ETF	ETF	AHHX	9/20/12
Adaptive Tactical Outlook ETF	ETF	RHTX	9/20/12
Adaptive Tactical Rotation ETF	ETF	RHRX	9/20/12